Exhibit 10.1

OMNICOM GROUP INC.
AMENDED AND RESTATED 2007 INCENTIVE AWARD PLAN
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

GRANT NOTICE

     Unless otherwise defined herein, the terms defined in the Omnicom Group Inc. Amended and Restated 2007 Incentive Award Plan (as amended, restated or otherwise modified from time to time, the “Plan”) shall have the same defined meanings in this Grant Notice (the “Grant Notice”) and the Performance Restricted Stock Unit Agreement attached as Exhibit A to this Grant Notice (collectively, the “Agreement”).

     As payment of the equity portion of your 2010 bonus under the Omnicom Group Inc. Senior Management Incentive Plan, you have been granted Performance Restricted Stock Units (“PRSUs”), subject to the terms and conditions of the Plan and this Agreement.

Employee:
Grant Date:
Number of PRSUs:
Vesting Schedule:	The PRSUs shall vest in such amounts and at such times as are set forth in Exhibit A (any date on which PRSUs are eligible to vest being referred to herein as a “Vesting Date”).

     Your signature below, which may be accomplished through electronic means approved by Omnicom, indicates your agreement and understanding that the PRSUs are subject to all of the terms and conditions contained in this Agreement, including the Grant Notice, the Performance Restricted Stock Unit Agreement attached as Exhibit A to this Grant Notice, the Plan and the restrictive covenants set forth in Section 6 of Exhibit A. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF EXHIBIT A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THE PRSUS.

OMNICOM GROUP INC

By:	/s/ Michael J. O’Brien

	Name:	Michael J. O’Brien
	Title:	Senior Vice President,
General Counsel and Secretary

EMPLOYEE ______________________________

EXHIBIT A

OMNICOM GROUP INC.
AMENDED AND RESTATED 2007 INCENTIVE AWARD PLAN
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

     1. Award of PRSUs. Omnicom has granted the Employee that number of PRSUs set forth in the Grant Notice. Each PRSU represents the right to receive one Share. However, unless and until the PRSUs have vested, the Employee shall have no right to the payment of any Shares subject thereto. Prior to the actual payment of any Shares, such PRSUs shall represent an unsecured obligation of Omnicom, payable (if at all) only from the general assets of Omnicom.

     2. Dividend Equivalents, Rights as Shareholder and Custody.

     a) With respect to each PRSU that is outstanding on the record date (the “Record Date”) of any dividend or other distribution paid with respect to shares of Stock, the Employee shall be entitled to receive such dividend or other distribution as follows:

     (i) if the dividends or other distributions are paid in cash to the stockholders of Omnicom, the Employee shall automatically receive a cash payment equal to the cash payment that the Employee would have received if the PRSUs with respect to which the Employee is receiving the dividend or other distribution had already been settled in shares of Stock, less applicable tax withholding; and

     (ii) if any such dividends or distributions are paid to the stockholders of Omnicom in shares of Stock, the Employee shall receive a number of PRSUs equal to the number of shares of Stock the Employee would have received if the PRSUs with respect to which the Employee is receiving the dividend had already been settled in shares of Stock. Any such additional PRSUs shall be subject to the same vesting requirements and restrictions on transferability as the PRSUs with respect to which they were distributed and shall be considered PRSUs under the terms of this Agreement.

     (iii) Notwithstanding the foregoing, if the Employee is entitled to such dividend or other distribution as a result of holding shares of Stock issued with respect to the settlement of PRSUs on or after the Record Date but prior to the payment of the applicable dividend or other distribution (the “Settled PRSUs”), then the Employee shall not also be entitled to receive dividends or other distributions under this paragraph 2(a) with respect to the Settled PRSUs.

     b) No Shares shall be issued to the Employee prior to the date on which the PRSUs vest. Promptly following the vesting of PRSUs pursuant to this Agreement, Shares evidencing such PRSUs shall be transferred into Employee’s brokerage account or participant trust maintained with the administrator of the Plan (the “Brokerage Account”) or, at Omnicom’s

sole discretion, stock certificate(s) shall be issued and delivered to the Employee (or his/her permitted transferees) by Omnicom. Neither the Employee nor any person claiming under or through the Employee shall have any of the rights or privileges of a stockholder of Omnicom in respect of any Shares deliverable hereunder unless and until Shares have been deposited in Employee’s Brokerage Account or certificates representing such Shares (which may be in book entry form) have been issued and recorded on the records of Omnicom or its transfer agents or registrars, and delivered to the Employee. Except as otherwise provided herein, after such issuance, recordation and delivery, the Employee shall have all the rights of a stockholder of Omnicom with respect to voting such Shares and the receipt of dividends and distributions on such Shares.

     3. Vesting and Forfeiture; Tax Withholding; Committee Discretion.

     a) Vesting and Forfeiture Generally. The PRSUs shall be divided into five equal and distinct vesting tranches (each a “Vesting Tranche”), each consisting of 20% of the total number of PRSUs granted hereunder, with all or a portion of each Vesting Tranche being eligible to vest as follows, subject to paragraph 3(a)(v) and (vi):

     (i) Vesting of the First and Second Vesting Tranches.

     (1) First Vesting Tranche. A number of PRSUs equal to one half of the PRSUs in the first Vesting Tranche (i.e., 10% of the total PRSUs), rounded up to the nearest full PRSU, shall vest on the one-year anniversary of the Grant Date, subject to the Employee not incurring a Termination of Employment prior to such date;

     (2) Second Vesting Tranche. A number of PRSUs equal to one half of the PRSUs in the second Vesting Tranche (i.e., 10% of the total PRSUs), rounded up to the nearest full PRSU, shall vest on the two-year anniversary of the Grant Date, subject to the Employee not incurring a Termination of Employment prior to such date; and

     (3) Discretionary Vesting. Without limiting paragraph 3(a)(v), on or at any time after the one-year or two-year anniversary of the Grant Date, as applicable, the Committee may in its discretion determine that an additional number of PRSUs in the first and/or second Vesting Tranche, as applicable, up to a total of 100% of the PRSUs in the applicable Vesting Tranche, may vest if the Committee determines that such additional vesting is equitable at such time(s).

     (4) Unvested PRSUs. Any PRSUs in the first and second Vesting Tranches that do not vest pursuant to paragraphs 3(a)(i)(1) – (3) or paragraph 3(a)(v) shall remain outstanding and shall be eligible to vest on the Measurement Date or the third anniversary of the Grant Date, as applicable pursuant to paragraph 3(a)(iii) below, subject to paragraph 3(a)(vi).

     (ii) Calculation of Performance Ratio upon the Measurement Date. When practicable after the end of calendar year 2013, the Committee shall establish a performance ratio (the date on which the performance ratio is determined by the Committee is referred to in this Agreement as the “Measurement Date”), which shall determine the number of remaining PRSUs that will vest (such ratio, as determined by the Committee, the “Performance Ratio”), based on the Company’s relative Average Return on Equity as compared to the Average Return on Equity of each member of the Peer Group. The Committee shall determine the Performance Ratio as follows:

     (1) If the Company achieves an Average Return on Equity that ranks sixth among the Performance Group, the Performance Ratio shall equal 0.5 (the “Minimum Performance Ratio”);

     (2) If the Company achieves an Average Return on Equity that ranks fifth among the Performance Group, the Performance Ratio shall equal 0.6;

     (3) If the Company achieves an Average Return on Equity that ranks fourth among the Performance Group, the Performance Ratio shall equal 0.7;

     (4) If the Company achieves an Average Return on Equity that ranks third among the Performance Group, the Performance Ratio shall equal 0.9; and

     (5) If the Company achieves an Average Return on Equity that ranks first or second among the Performance Group, the Performance Ratio shall equal 1.0 (the “Maximum Performance Ratio”).

     (iii) Vesting of the Third Vesting Tranche; Additional Vesting of the First and Second Vesting Tranches. Effective on the later of the Measurement Date or the third anniversary of the Grant Date all or a portion of the PRSUs in the first, second and third Vesting Tranches shall vest as follows:

     (1) First Vesting Tranche. A number of PRSUs equal to (A) the Performance Ratio times the number of PRSUs in the first Vesting Tranche minus (B) the number of PRSUs in the first Vesting Tranche that have previously vested pursuant to paragraph 3(a)(i)(1) or (3) or paragraph 3(a)(v) shall become vested as of the later of the Measurement Date or the three-year anniversary of the Grant Date, subject to the Employee not incurring a Termination of Employment prior to such date;

     (2) Second Vesting Tranche. A number of PRSUs equal to (A) the Performance Ratio times the number of PRSUs in the second Vesting Tranche minus (B) the number of PRSUs in the second Vesting Tranche that have previously vested pursuant to paragraph 3(a)(i)(2) or (3) or paragraph 3(a)(v) shall become vested as of the later of the Measurement Date or the three-year anniversary of the Grant Date, subject to the Employee not incurring a Termination of Employment prior to such date; and

     (3) Third Vesting Tranche. A number of PRSUs equal to the Performance Ratio times the number of PRSUs in the third Vesting Tranche (rounded up to the nearest full PRSU) shall become vested as of the later of the Measurement Date or the three-year anniversary of the Grant Date, subject to the Employee not incurring a Termination of Employment prior to such date.

     (iv) Vesting of the Fourth and Fifth Vesting Tranches.

     (1) Fourth Vesting Tranche. A number of PRSUs equal to the Performance Ratio times the number of PRSUs in the fourth Vesting Tranche (rounded up to the nearest full PRSU) shall become vested as of the four-year anniversary of the Grant Date, subject to the Employee not incurring a Termination of Employment prior to such date; and

     (2) Fifth Vesting Tranche. A number of PRSUs equal to the Performance Ratio times the number of PRSUs in the fifth Vesting Tranche (rounded up to the nearest full PRSU) shall become vested as of the five-year anniversary of the Grant Date, subject to the Employee not incurring a Termination of Employment prior to such date.

     (v) Discretionary Vesting. The Committee in its sole discretion may accelerate or allow for the vesting of any PRSUs that do not otherwise vest pursuant to this paragraph 3(a).

     (vi) Forfeiture of PRSUs.

     (1) Subject to paragraphs 3(b) – (d) below, in the event the Employee incurs a Termination of Employment, the Employee’s right to vest in any PRSUs that have not vested as of the date of such Termination of Employment and to receive the Shares related thereto shall terminate effective as of the date of such Termination of Employment and the Employee shall have no further rights to such PRSUs or the related Shares; provided, however, that without limiting paragraph 3(a)(v), in the event the Employee incurs a Termination of Employment prior to the Measurement Date, the Committee may in its discretion determine that an additional number of PRSUs may vest if such additional vesting is equitable at such time(s).

     (2) Effective as of the Measurement Date, if the Performance Ratio is not the Maximum Performance Ratio, any PRSUs in the first, second and third Vesting Tranches that do not vest pursuant to paragraphs 3(a)(iii), 3(b)(i) or 3(c)(i) and any PRSUs in the fourth and fifth Vesting Tranches that are no longer eligible to vest pursuant to paragraph 3(a)(iv) shall terminate effective as of the Measurement Date and the Employee shall have no further rights to such PRSUs or the related Shares.

     b) Termination of Employment due to Death. In the event of a Termination of Employment prior to a Vesting Date by reason of the death of the Employee, a portion of the then unvested PRSUs shall vest and become nonforfeitable as set forth in this paragraph 3(b).

     (i) Termination Prior to Measurement Date. In the event of a Termination of Employment due to the death of the Employee prior to the Measurement Date, the number of PRSUs that shall become vested and non-forfeitable as of the Termination Date as a result of such Termination of Employment (rounded up to the nearest full PRSU) shall equal (A) the total number of PRSUs outstanding as of the Termination Date and not yet vested (excluding the PRSUs that as of immediately prior to such Termination of Employment remained eligible to vest solely pursuant to paragraphs 3(a)(iii)(1) and 3(a)(iii)(2), which PRSUs shall be eligible to vest pursuant to the next sentence below), multiplied by (B) the Minimum Performance Ratio, provided, however, that the Committee may determine in its discretion that a greater number of PRSUs shall vest as of the Termination Date in such circumstance. For the avoidance of doubt, a number of Shares equal to a minimum of 50% of the total Shares subject to the PRSUs shall be transferred to the Employee’s Brokerage Account upon the Employee’s termination of Employment due to death, subject to Section 2(b) and Section 25. In addition, in the event of a Termination of Employment due to death prior to the Measurement Date, the Committee shall determine the Performance Ratio as of the Accelerated Determination Date and if the Performance Ratio, as determined by the Committee on the Accelerated Determination Date is greater than the Minimum Performance Ratio, then an additional number of PRSUs (rounded up to the nearest full PRSU) shall vest as of the Accelerated Determination Date, which number shall equal the difference between (A) the total aggregate number of PRSUs granted pursuant to this Agreement multiplied by the Performance Ratio (determined as of the Accelerated Determination Date), minus (B) the number of PRSUs that previously vested pursuant to this Agreement.

     (ii) Termination On or After Measurement Date. In the event of a Termination of Employment due to the death of the Employee on or after the Measurement Date, the number of PRSUs that shall become vested and non-forfeitable as of the Termination Date as a result of such Termination of Employment (rounded up to the nearest full PRSU) shall equal the total number of PRSUs outstanding as of the Termination Date and not yet vested (excluding, for the avoidance of doubt, any PRSUs that are forfeited as of the Measurement Date pursuant to paragraph 3(a)(vi)(2)).

     c) Termination of Employment due to Disability. In the event of a Termination of Employment prior to a Vesting Date by reason of the Disability of the Employee, a portion of the then unvested PRSUs shall vest and become nonforfeitable as set forth in this paragraph 3(c).

     (i) In the event of a Termination of Employment by reason of the Disability of the Employee prior to the Measurement Date, the number of PRSUs that shall become vested and non-forfeitable on the Termination Date with respect to each remaining Vesting Tranche as a result of such Termination of Employment (rounded up to the nearest full PRSU) shall equal (A) the total number of PRSUs in such Vesting Tranche that are outstanding as of the Termination Date and not yet vested (excluding the PRSUs that as of immediately prior to such Termination of Employment remained eligible to vest solely pursuant to paragraphs 3(a)(iii)(1) and 3(a)(iii)(2), which PRSUs shall be eligible to vest pursuant to the next sentence below), multiplied by (B) the Minimum Performance Ratio, and multiplied further by (C) a fraction, the numerator of which shall be the number of full calendar months between the Grant Date and the Termination Date and the denominator of which shall be the number of full calendar months between the Grant Date and the ordinary Vesting Date of such Vesting Tranche, provided, however, that the Committee may determine in its discretion that a greater number of PRSUs shall vest as of the Termination Date in such circumstance. For the avoidance of doubt, the number of Shares described in the foregoing sentence shall be transferred to the Employee’s Brokerage Account upon the Employee’s termination of Employment due to Disability, subject to Section 2(b) and Section 25. In addition, in the event of a Termination of Employment due to Disability prior to the Measurement Date, the Committee shall determine the Performance Ratio as of the Accelerated Determination Date and if the Performance Ratio, as determined by the Committee on the Accelerated Determination Date is greater than the Minimum Performance Ratio, then an additional number of PRSUs (rounded up to the nearest full PRSU) shall vest with respect to each Vesting Tranche as of the Accelerated Determination Date, which number for each Vesting Tranche shall equal the difference between (x) minus (y), where:

(x) is a number equal to the total number of PRSUs in such Vesting Tranche multiplied by the Performance Ratio (determined as of the Accelerated Determination Date) and further multiplied by a fraction, the numerator of which shall be the number of full calendar months between the Grant Date and the Termination Date and the denominator of which shall be the number of full calendar months between the Grant Date and the ordinary Vesting Date of such Vesting Tranche; and

(y) is a number equal to the number of PRSUs in such Vesting Tranche that previously vested pursuant to this Agreement.

     (ii) In the event of a Termination of Employment by reason of the Disability of the Employee on or after the Measurement Date, the number of PRSUs that shall become vested and non-forfeitable with respect to each remaining Vesting Tranche as of the Termination Date as a result of such Termination of Employment (rounded up to the nearest full PRSU) shall equal (A) the total number of PRSUs in such Vesting Tranche that are outstanding as of the Termination Date and not yet vested (excluding, for the avoidance of doubt, any PRSUs that are forfeited as of the Measurement Date pursuant to paragraph 3(a)(vi)(2)), multiplied by (B) a fraction, the numerator of which shall be the number of full calendar months between the Grant Date and the Termination Date and the denominator of which shall be the number of full calendar months between the Grant Date and the ordinary Vesting Date of such Vesting Tranche.

     (iii) For purposes of this paragraph 3(c), references to the “ordinary Vesting Date” of a Vesting Tranche shall mean the applicable anniversary of the Grant Date.

     d) The Employee acknowledges that upon a Change in Control prior to a Vesting Date, Article 11 of the Plan shall govern.

     e) Notwithstanding any other provision of this Agreement (including without limitation paragraph 2(b) above):

     (i) The Employee is ultimately liable and responsible for all taxes owed in connection with the PRSUs, regardless of any action Omnicom or any Omnicom Affiliate takes with respect to any tax withholding obligations that arise in connection with the PRSUs. Neither Omnicom nor any of its Affiliates makes any representation or undertaking regarding the treatment of any tax associated with the awarding or vesting of the PRSUs or the subsequent sale of Shares issuable pursuant to the PRSUs. Omnicom and its Affiliates do not commit and are under no obligation to structure the PRSUs to reduce or eliminate the Employee’s tax liability.

     (ii) Prior to any event in connection with the PRSU (e.g., vesting) that Omnicom determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), the Employee shall make arrangements satisfactory to Omnicom for the satisfaction of any Tax Withholding Obligation that arise in connection with his/her PRSUs, including, without limitation, by electing to have the administrator of the Plan withhold a portion of the vested Shares on the Vesting Date in payment of the relevant withholding taxes or maintaining sufficient cash in Employee’s Brokerage Account for payment of the relevant withholding taxes. In the event Shares are withheld for the satisfaction of any Tax Withholding Obligation, the number of Shares to be withheld shall equal the quotient of (A) the amount of the Tax Withholding Obligation, and (B) the Fair Market Value of the Shares on the Vesting Date.

     (iii) Omnicom may refuse to issue any shares of Stock to the Employee until such Employee satisfies the Tax Withholding Obligation. To the maximum extent permitted by law, Omnicom has the right to retain without notice from shares of Stock issuable under the PRSUs or from salary payable to the Employee, shares of Stock or cash having a value sufficient to satisfy the Tax Withholding Obligation.

     4. Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

     a) “Accelerated Determination Date” means (i) in the event of a Termination of Employment by reason of the death or Disability of the Employee during calendar years 2011 or 2012, the earliest practicable date following the end of calendar year 2011, and (ii) in the event of a Termination of Employment by reason of the death or Disability of the Employee during calendar year 2013, the earliest practicable date following the end of calendar year 2012.

     b) ”Affiliate” of Omnicom or the Company, as the case may be, shall mean any person, firm, corporation or other form of entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Omnicom or the Company, as the case may be as determined by Omnicom.

     c) “Average Return on Equity” means the average of the annual Return on Equity calculated with respect to the Company or a member of the Peer Group, as applicable, for each of calendar years 2011, 2012 and 2013, provided that in the event of a determination of the Performance Ratio on an Accelerated Determination Date, the Average Return on Equity shall be calculated only with respect to calendar years ending prior to such Accelerated Determination Date.

     d) “Client” means any person, firm, corporation or other form of entity to whom any member of the Group (i) rendered services at any time during the Employment Period or (ii) had made a Pitch at any time during the Employment Period, or the six months immediately following, the Termination Date.

     e) “Company” means the Omnicom Affiliate by whom the Employee is employed as of the date of this Agreement and each other Omnicom Affiliate by whom the Employee is employed at any time during the Employment Period, notwithstanding anything in the Plan to the contrary.

     f) “Employee” means the Employee set forth in the Grant Notice.

     g) “Employment Period” means the period that the Employee is employed by any member of the Group.

     h) “Grant Date” means the Grant Date set forth in the Grant Notice.

     i) “Group” means (i) if the Company operates within an Omnicom network, all of the companies, group of companies and divisions operating under a global or national brand of such Omnicom network, and (ii) if the Company operates as part of a division or separate company independent of an Omnicom network, all companies and divisions operating under such independent brand.

     j) “Omnicom” means Omnicom Group Inc., a New York corporation.

     k) “Peer Group” means the following group of companies: WPP Group plc, The Interpublic Group of Companies, Inc., Publicis Groupe SA, Aegis Group plc and Havas SA, provided, however, that, without limiting the provisions of Article 11 of the Plan, in the event of a Change in Control or any transaction described in Section 11.1 of the Plan or any similar or other extraordinary transaction that may occur with respect to the Company or a member of the Peer Group or a member of the Peer Group ceasing to be a publicly traded company, the Committee may make such changes and adjustments to the Peer Group from time to time that it deems equitable or appropriate in its discretion as a result of or to account for such Change in Control or transaction described in Section 11.1 of the Plan or such similar or other extraordinary transaction that may occur with respect to the Company or a member of the Peer Group or a member of the Peer Group ceasing to be a publicly traded company, which change(s) or adjustment(s) may include replacing or substituting members of the Peer Group.

     l) “Performance Group” means the group of companies consisting of the Company and the members of the Peer Group.

     m) “Pitch” means a new business presentation or similar offering of services; provided, however, a general mailing or an incidental contact shall not be deemed a Pitch.

     n) “Restricted Client” means any person, firm, corporation or other form of entity to whom any member of the Group (i) rendered services at any time during the one-year period prior to the Termination Date, or (ii) had made a Pitch at any time during the one-year period immediately preceding, or the six months immediately following, the Termination Date.

     o) “Return on Equity” means with respect to the Company or a member of the Peer Group, as applicable, an amount expressed as a percentage and calculated as the Company’s or the applicable Peer Group member’s total net income over a given fiscal year divided by the Company’s or the applicable Peer Group member’s average shareholder’s equity over such fiscal year, in each case calculated in such manner as the Committee may determine.

     p) “Share” means a share of Stock.

     q) “Termination Date” means the date on which the Termination of Employment occurs.

     r) “Termination of Employment” means the time when the Employee is no longer employed by any Omnicom Affiliate for any reason whatsoever, as determined by Omnicom or an Omnicom Affiliate.

     5. Nontransferability. No right or interest of the Employee in the PRSUs not yet vested may be pledged, encumbered, or hypothecated to or in favor of any party other than Omnicom or an Omnicom Affiliate, or shall be subject to any lien, obligation, or liability of the Employee to any other party other than Omnicom or an Omnicom Affiliate. No PRSU not yet vested shall be assigned, transferred, or otherwise disposed of by the Employee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee. Notwithstanding the foregoing, to the extent and under such terms and conditions as determined by the Committee, the Employee may assign or transfer the PRSUs not yet vested (each transferee thereof, a “Permitted Assignee”) (i) to the Employee’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of the Employee and/or one or more of the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Employee or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided, however, that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and this Agreement relating to the transferred PRSUs and shall execute an agreement satisfactory to Omnicom evidencing such obligations; and provided further that the Employee shall remain bound by the terms and conditions of the Plan.

     6. Non-Solicitation/Non-Servicing and Protection of Confidential Information Agreement.

     a) In consideration for and in order to be eligible to receive the voluntary grant of the PRSUs provided in this Agreement, except on behalf of a member of the Group, the Employee will not, as an individual, employee, consultant, independent contractor, partner, shareholder, member or in association with any other person, firm, corporation or other form of entity, directly or indirectly, and regardless of the Employee continuing to be employed by a member of the Group or the reason for the Employee ceasing to be so employed by any member of the Group:

     (i) during the Employment Period, directly or indirectly, solicit business on behalf of, render any services to, engage in, or have any ownership interests or other affiliation in, any business or other endeavor, which is engaged in the business of the same nature as or competitive with any member of the Group; provided, however, that nothing contained in this clause (i) shall be deemed to prevent the undersigned from owning less than ¼ of 1% of the shares of any publicly held corporation engaged in any such business;

     (ii) if either (A) any PRSUs have vested under this Agreement, or (B) a voluntary Termination of Employment occurs, then for a one-year period following the Termination Date, solicit, render services to or for, or accept from, any Restricted Client, any business of the type performed by any member of the Group for such Restricted Client or persuade or attempt in any manner to persuade any Restricted Client to cease to do business or to reduce the amount of business which any such Restricted Client has customarily done or is reasonably expected to do with members of the Group; provided, however, that solely with respect to this paragraph 6(a)(ii), the definition of Restricted Client shall be limited to the particular product, brand or service of such Restricted Client in respect of which at any time during the one-year period prior to the Termination Date, the Employee (A) had a servicing relationship, supervisory responsibility or other involvement, or (B) participated in, supervised or had any responsibility or other involvement in a Pitch; and

     (iii) if either (A) any PRSUs have vested under this Agreement, or (B) a voluntary Termination of Employment occurs, then for a one-year period following the Termination Date, employ as an employee or retain as a consultant any person, firm, corporation or other form of entity who is then or at any time during the one-year period prior to the Termination Date was, an employee of or exclusive consultant to a member of the Group, or persuade or attempt to persuade any employee of or exclusive consultant to a member of the Group to leave the employ of such member of the Group or to become employed as an employee or retained as a consultant by any other person, firm, corporation or other form of entity; provided, however, a solicitation pursuant to general recruitment advertising that is not directed at the employees or exclusive consultants of any member of the Group shall not be deemed to be a breach of this provision.

     b) As a professional in a highly service-oriented and creative business, the Employee understands and agrees that his/her position with the Company requires and will continue to require services which are of a special character and which places him/her in a position of confidence and trust with the Clients and employees of members of the Group. The Employee further acknowledges that his/her services to the Clients necessarily require that the Employee have access to Confidential Information (as defined below) of members of the Group and their respective Clients and that, in the course of his/her employment with or rendering of services to the Company, the Employee will develop personal relationships with the Clients and knowledge of those Clients’ affairs and requirements. Accordingly, the Employee acknowledges that the type and periods of restrictions imposed in this Agreement are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the members of the Group, other legitimate business interests of members of the Group, and the goodwill associated with the members of the Group. The Employee further understands and agrees that the Restricted Clients may be serviced from any location and accordingly it is reasonable that the covenants set forth herein are not limited by narrow geographic area but generally by the location of such Restricted Clients. In the event that any covenant contained in this Agreement shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (ii) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made.

     c) The Employee hereby acknowledges and agrees that for so long as the Employee has been employed by the Company (which term, as used in this paragraph 6(c) and paragraph 6(d) shall be deemed to include any Affiliate of the Company), the Employee has acquired and shall continue to acquire and have access to confidential or proprietary information about the Company and/or its Clients, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its Clients, Client contacts, creative policies and ideas, advertising campaigns, public relations campaigns, creative and media materials, graphic design, budgets, practices, concepts, strategies, methods of operation, financial or business projections of the Company, and information about or received from its Clients (collectively, “Confidential Information”). Accordingly, in consideration for and in order to be eligible to receive the voluntary grant of the PRSUs provided in this Agreement, for so long as the Employee is employed by a member of the Group and thereafter, the Employee will retain in strictest confidence all Confidential Information and shall not disclose any such Confidential Information to anyone outside the members of the Group and Omnicom, except in the course of the Employee’s duties for the Company or with Omnicom’s express written consent. The Employee hereby acknowledges that he/she is aware that such Confidential Information is not readily available to the public, and agrees that he/she will not at any time utilize such Confidential Information for his/her own benefit or for the benefit of third parties.

     d) The Employee hereby acknowledges and agrees that all materials created or modified by the Employee for so long as the Employee is employed by the Company, including, without limitation, all works of authorship, inventions, processes, ideas, methods, concepts and other tangible and intangible materials (collectively, “Work Product”), shall be “work for hire” and that the Company and/or Omnicom shall be the exclusive owner of the Work Product and all intellectual property rights associated with the Work Product, including all trademarks, patents or copyrights contained therein. To the extent any Work Product does not qualify as “work for hire”, the Employee hereby assigns ownership of all such Work Product to the Company and/or Omnicom and agrees to take all reasonable measures, at the Company’s expense, to perfect such rights in the Company and/or Omnicom. The Employee hereby appoints the Company and/or Omnicom as his/her attorney-in-fact with the limited power to execute assignments of such Work Product. If the Employee is an employee in the State of California, the parties hereto agree and acknowledge that the terms of this paragraph shall be subject to the terms of Section 2870 of the California Labor Code, a copy of which is annexed to this Agreement. The Employee hereby agrees to advise the Company and/or Omnicom promptly in writing of any inventions that he/she believes meet the criteria set forth in Section 2870.

     e) Each of the covenants and agreements contained in this Section 6 (collectively, the “Protective Covenants”) is separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Section 6 are cumulative and are not exclusive of any rights, remedies or benefits provided for by law, in this Section 6 or otherwise, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). The provisions of this Section 6 are not in lieu of, but are in addition to the continuing obligations of the Employee (which the Employee hereby acknowledges) to not use or disclose Confidential Information known to the Employee until any particular piece of Confidential Information becomes generally known to the public (through no action of the Employee), whereupon the restriction on use and disclosure shall cease as to that particular item. The existence of any claim, demand, action or cause of action that the Employee may have against Omnicom or any of its Affiliates, whether predicated pursuant to this Section 6 or otherwise, shall not constitute a defense to the enforcement of the provisions of this Section 6 or any other provision or provisions of this Agreement. The covenants contained in this Section 6 for the benefit of Omnicom and the members of the Group, shall survive any termination of this Agreement and may be waived in whole or in part by Omnicom without the consent of any other person, firm, corporation or other form of entity. The temporal duration of the Protective Covenants shall not expire, and shall be tolled, during any period in which the Employee is in violation of any of such Protective Covenants, and all such Protective Covenants shall automatically be extended by the period of such violation. The Employee further acknowledges that he/she is a highly regarded employee who considered the terms and conditions upon which he/she is electing to be granted the PRSUs and that he/she has been advised and has had the opportunity to obtain counsel of his/her choice in connection with reviewing and executing this Agreement.

     f) By acceptance of the grant of PRSUs, the Employee agrees that if the Employee were, without authority, to use or disclose Confidential Information, or otherwise breach any of the Protective Covenants, or threaten to do so, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach), (i) Omnicom and/or any member of the Group shall be entitled to specific performance and injunctive and other appropriate relief (without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law) to prevent the Employee from doing so, and/or (ii) Omnicom (by action of the Chairman, Chief Executive Officer, President, Chief Financial Officer or General Counsel of Omnicom) may cause any or all of the following actions to occur: (x) the PRSUs granted hereunder shall become void, shall be forfeited and shall terminate effective the date on which the Employee entered into such activity, (y) any vested shares of Stock acquired by the Employee pursuant to the grant hereunder shall be forfeited and returned to Omnicom, and (z) any gain realized by the Employee from the sale or transfer of shares of Stock acquired through the grant hereunder, shall be returned by the Employee to Omnicom. The Employee acknowledges that the harm caused to Omnicom and/or members of the Group by the breach or anticipated breach of this Agreement is by its nature irreparable because, among other things, it is not readily susceptible of proof as to the monetary harm that would ensue. The Employee consents that any interim or final equitable relief entered by a court of competent jurisdiction shall, at the request of Omnicom and/or a member of the Group be entered on consent and enforced by any court having jurisdiction over the Employee, without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

     g) During the Employment Period and the one-year period after the Termination Date, prior to accepting employment with any subsequent employer, the Employee shall notify any prospective employer in writing of his/her obligations under this Agreement. In addition, immediately after accepting employment with a subsequent employer, the Employee shall provide Omnicom with a copy of the notice that was sent by him/her to such subsequent employer.

     h) The Employee acknowledges and agrees that if Employee has received an equity award (including any restricted stock, restricted stock unit or stock option award) from Omnicom during or after 2005 pursuant to the Plan or any other current or former equity plan of Omnicom, the Employee has previously agreed to restrictions similar to those set forth in this Section 6 (the “Prior Restrictions”) and such Prior Restrictions shall remain in full force and effect and shall be in addition to the Employee’s obligations under this Section 6.

     7. Investment Representation and Compliance With Applicable Law. The Employee hereby represents and covenants that (a) the PRSUs and the related Stock will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act, unless such acquisition has been registered under the Securities Act and any applicable state securities law; and (b) any subsequent sale of any such PRSUs or the related Stock unless their acquisition had been so registered, shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws.

     8. No Understandings as to Employment. Nothing in the grant of the PRSUs or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company, Omnicom or any Omnicom Affiliate to employ the Employee for any period or shall interfere with or restrict in any way the rights of the Company, Omnicom and the Omnicom Affiliates to discharge the Employee at any time for any reason whatsoever, with or without cause.

     9. Plan Incorporated. The Employee accepts the PRSUs herein subject to all of the provisions of the Plan, which are incorporated into this Agreement by reference, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected hereby. Except with respect to definitions used in this Agreement, in the event of a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern. Terms not otherwise defined in this Agreement shall have the meanings ascribed in the Plan.

     10. Amendment. The award of PRSUs and this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee, provided that, except as provided by Article 11 of the Plan, neither the amendment, modification, suspension nor termination of this Agreement shall, without the consent of the Employee, adversely alter or impair any rights or obligations of the Employee under this Agreement with respect to the award of PRSUs in any material way.

     11. Assignment. The parties hereto agree that Omnicom shall have the right to assign this Agreement, and accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of Omnicom, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization. Subject to Section 5, the Employee agrees that his/her obligations under this Agreement are personal to him/her, and the Employee shall not have the right to assign or otherwise transfer his/her obligations hereunder. Any purported assignment or transfer by the Employee shall be void and ineffective.

     12. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of New York without regard to any conflicts or choice of laws provisions of the State of New York that would result in the application of the law of any other jurisdiction.

     13. Notice. Any notice to be given to Omnicom under the terms of this Agreement shall be addressed to the Office of the General Counsel of Omnicom at 437 Madison Avenue, New York, New York 10022, and any notice to be given to the Employee shall be addressed to the Employee at the address set forth beneath his or her signature hereto, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

     14. Headings. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

     15. Further Assurances. The parties shall execute all documents, provide all information, and take or refrain from taking all actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement. The Employee acknowledges that any sale of Stock issued from the PRSUs following the date of vesting shall be further evidence of Employee’s acceptance of the terms of this Agreement, including Section 6 of this Agreement.

     16. Entire Agreement. This Agreement, including the Grant Notice and this Performance Restricted Stock Unit Agreement attached as Exhibit A to the Grant Notice, subject to the terms and conditions of the Plan, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto. Notwithstanding the foregoing, any other confidentiality agreement, non-solicitation/non-servicing agreement or any other type of restrictive covenant agreement that the Employee has entered into prior to the date hereof or may enter into after the date hereof with Omnicom or one of its Affiliates shall remain in full force and effect. No oral understandings, oral statements, oral promises or oral inducements between the parties hereto relating to this Agreement exist. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth in this Agreement, have been made by the parties hereto.

     17. Remedies. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

     18. Acceptance; Counterparts. The Employee acknowledges and agrees that the Employee’s acceptance of the terms of this Agreement through electronic means shall have the same force and effect as an acceptance made in writing. This Agreement may be executed in two or more counterparts, or by facsimile transmission, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

     19. Waiver. By signing and returning this Agreement, the Employee agrees that the Employee’s rights in respect of the PRSUs (including upon Termination of Employment) shall be defined solely by the Plan and the provisions of this Agreement. Accordingly, the Employee waives all other claims he/she may have against Omnicom or any of its Affiliates, and their respective officers, directors, agents and employees for any losses or damages arising out of the forfeiture of any PRSUs as a result of such Termination of Employment, or otherwise in relation to the Plan with respect to such PRSUs.

     20. Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the Employee, Omnicom and the Affiliates of Omnicom any rights or remedies hereunder or shall create any third party beneficiary rights in any person (other than Affiliates of Omnicom).

     21. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any party hereto. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted.

     22. Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, Omnicom and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

     23. Agreement Severable. In the event that any provision in this Agreement is held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

     24. Employee Data Privacy.

     a) The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this document by Omnicom and/or the Company for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

     b) The Employee understands that Omnicom and/or the Company hold certain personal information, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any of its Affiliates, details of all entitlement to PRSUs and Shares awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), for the purpose of implementing, administering and managing the Plan.

     c) The Employee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Employee’s country. The Employee understands that the Employee may request a list with the names and addresses of any potential recipients of the Data by contacting the Employee’s local human resources representative.

     d) The Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Employee understands that Data shall be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that the Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Employee’s local human resources representative. The Employee understands, however, that refusing or withdrawing consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Employee understands that the Employee may contact the Employee’s local human resources representative.

     25. Section 409A. The PRSUs are not intended to constitute a deferral of compensation for purposes of Section 409A of the Code. Without limiting the foregoing or Section 15.14 of the Plan, in no event will the Shares underlying PRSUs that vest in accordance with this Agreement be transferred to the Employee’s Brokerage Account later than March 15 of the calendar year following the calendar year in which such PRSUs vest.

* * * * * *

Annex I
to Performance Restricted Stock Unit Agreement

California Labor Code Section 2870

Employment agreements; assignment of rights

     (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

     (i) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

     (ii) result from any work performed by the employee for the employer.

     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.